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                                                                     EXHIBIT 5.1


                                February 14, 2003

Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, Texas  75201

          Re: Registration Statement on Form S-8 relating to the Dean Foods Company Fifth Amended And Restated 1997 Stock Option And Restricted Stock Plan and the Dean Foods Company Amended and Restated 1989 Stock Awards Plan

Ladies and Gentlemen:

         We render this opinion as counsel to Dean Foods Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of 10,000,000 shares (the "1997 Plan Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock"), issuable under the Dean Foods Company Fifth Amended And Restated 1997 Stock Option And Restricted Stock Plan (the "1997 Plan") and 3,789,728 shares (the "1989 Plan Shares" and, collectively with the 1997 Plan Shares, the "Shares") of Common Stock issuable under the Dean Foods Company Amended and Restated 1989 Stock Awards Plan (the "1989 Plan" and, collectively with the 1997 Plan, the "Plans"). The Shares are being registered pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about February 14, 2003 (the "Registration Statement").

         In connection with this opinion, we have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete and that all documents submitted to us as copies are true and correct copies of the accurate and complete originals thereof. We have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein that were not independently established.

         Based on the foregoing, we are of the opinion that the Shares will be, if and when issued and paid for in accordance with the terms of the Plans and with respect to Shares issued upon the exercise of stock options granted pursuant to the Plans, those options, validly issued, fully paid and nonassessable, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for such issuance, and further assuming that the consideration received by the Company for the Shares exceeds the par value thereof.


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Dean Foods Company
February 11, 2003
Page Two


         The foregoing opinion is limited in all respects to the effect of the Constitution of the State of Delaware, the General Corporation Law of the State of Delaware and reported judicial decisions of the State of Delaware and the federal laws of the United States of America, as each is in force and effect as of the date of this letter, on the matters expressly addressed herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                          Very truly yours,

                                                          /s/ Hughes & Luce, LLP